Exhibit 4.2

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                               PACTIV CORPORATION


                                       AND


                    THE BANK OF NEW YORK TRUST COMPANY, N.A.,

                                   as Trustee

                              --------------------

                         Seventh Supplemental Indenture


                            Dated as of June 25, 2007


                                       To


                                    Indenture


                         Dated as of September 29, 1999

                              --------------------

                          Providing for the Issuance of
                              6.400% Notes due 2018

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

     SEVENTH SUPPLEMENTAL INDENTURE dated as of June 25, 2007 between PACTIV CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (hereinafter called the "Trustee").

     WHEREAS, the Company (formerly known as Tenneco Packaging Inc.) has heretofore executed and delivered to the Trustee (as successor in interest to JPMorgan Chase Bank, N.A.) an indenture dated as of September 29, 1999 (hereinafter called the "Original Indenture"), to provide for the issue of an unlimited amount of debentures, notes and/or other debt obligations of the Company (hereinafter referred to as the "Securities"), the terms of which are to be determined as set forth in Section 2.3 of the Original Indenture; and

     WHEREAS, Section 8.1 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of setting forth the terms of the Securities of any series; and

     WHEREAS, the Company desires to create a series of the Securities, initially in an aggregate principal amount of $250,000,000, to be designated the "6.400% Notes due 2018" (the "Notes"), and all action on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture and this Seventh Supplemental Indenture (this "Supplemental Indenture") has been duly taken; and

     WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as in the Original Indenture provided, the valid and binding obligations of the Company, and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein continued, and of the acceptance of this trust by the Trustee, and of the sum of one dollar to the Company duly paid by the Trustee at the execution and delivery of these presents, and of other valuable consideration the receipt whereof is hereby acknowledged and in order to authorize the authentication and delivery of and to set forth the terms of the Notes.

     IT IS HEREBY COVENANTED, DECLARED AND AGREED by and between the parties hereto for the benefit of holders of the Notes issued under the Original Indenture, as follows:

                                   ARTICLE 3.

                   TERMS AND ISSUANCE OF 6.400% NOTES DUE 2018

     Section 3.1. Issue of Notes. A series of Securities, which shall be designated the "6.400% Notes due 2018," shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture, including, without limitation, the terms set forth in this Supplemental Indenture (including the form of Notes set forth in Section 1.3 hereof). The aggregate principal amount of Notes which may be authenticated and delivered under the Original Indenture shall initially be in an aggregate principal amount of $250,000,000. The entire initial principal amount of Notes may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered to or upon the order of the Company pursuant to
Section 2.4 of the Original Indenture. The Company may create and issue further Notes in addition to the initial aggregate principal amount of Notes, as provided under "Further Issuances of Notes" in the form of Notes set forth in
Section 1.3 hereof.

     Section 3.2. Registered Global Securities. Except as otherwise expressly provided in the Original Indenture, all the Securities issued pursuant to this Supplemental Indenture shall be issued as one or more Registered Global Securities and no Securities issued pursuant to this Supplemental Indenture will be unregistered. Each Registered Global Security shall bear the following Legend (the "Legend"):

     "Unless this certificate is presented by an authorized representative of a Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of the nominee of such Depositary or such other name as requested by an authorized representative of such Depositary and any payment is made to the nominee of such Depositary, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, the nominee, has an interest herein."

The initial Depositary (as defined in the Original Indenture) for each Registered Global Security shall be The Depository Trust Company. Each Depositary must, at the time of its designation and at all times it serves as a depositary, be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation. The Company shall execute and the Trustee shall, in accordance with Section 2.4 of the Original Indenture and the Issuer Order (as defined in the Original Indenture) with respect to the Notes, authenticate and deliver the Registered Global Securities that (i) shall represent and shall be denominated in the amount equal to the aggregate principal amount of all the Notes to be represented by the Registered Global Securities, (ii) shall be registered in the name of the Depositary for the Registered Global Securities or the nominee of the Depositary, (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary's instructions and (iv) shall bear the Legend on the reverse of each of the Notes.

     Section 3.3. Form of Notes and Authentication Certificate. The form of the Notes and the Trustee's certificate of authentication shall be substantially as follows:

                             [FORM OF FACE OF NOTE]

                               PACTIV CORPORATION

                              6.400% NOTE DUE 2018



No. 1
CUSIP No. 695257 AB1                                   $
                                                       -------------------------

ISIN No. US695257AB12


     PACTIV CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company," which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to __________ or registered assigns, the sum of __________ Dollars on January 15, 2018, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, and to pay to the registered holder hereof as hereinafter provided interest thereon at the rate per annum specified in the title hereof in like coin or currency, from the January 15 or July 15 next preceding the date hereof to which interest has been paid, unless the date hereof is a January 15 or July 15 to which interest on the Notes has been paid, in which case from the date hereof, or unless no interest has been paid on the Notes since the original issue date (hereinafter referred to) of this Note, in which case from the original issue date, semi-annually in arrears on January 15 and July 15 in each year commencing on January 15, 2008, until payment of said principal sum has been made or duly provided for, and to pay interest on any overdue principal and (to the extent permitted by law) on any overdue installment of interest at the rate of 6.400% per annum. Notwithstanding the foregoing, when there is no existing default in the payment of interest on the Notes, if the date hereof is after January 1 or July 1 and prior to the following January 15 or July 15, as the case may be, this Note shall bear interest from such January 15 and July 15, or, if no interest has been paid on the Notes since the original issue date of this Note, from the original issue date; provided, however, that if the Company shall default in the payment of interest due on such January 15 or July 15, then this Note shall bear interest from the January 15 or July 15 to which interest has been paid or, if no interest has been paid on the Notes since the original issue date of this Note, from the original issue date. The interest so payable on any January 15 or July 15 will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on the January 1 or July 1, as the case may be, next preceding such January 15 or July 15, or if such January 1 or July 1 is not a business day, the business day next preceding such January 1 or July 1. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. Both principal of and interest on this Note are payable at the principal office of the Trustee in the Borough of Manhattan, The City of New York, New York; provided, however, that payment of principal or interest may be made, at the option of the Company, by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear on the Note register. The original issue date in respect of the Notes is June 25, 2007.

     ADDITIONAL PROVISIONS OF THIS NOTE ARE CONTAINED ON THE REVERSE HEREOF AND SUCH PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

     This Note shall not be entitled to any benefit under the Indenture hereafter referred to, or become valid or obligatory for any purpose, until the Trustee under the Indenture shall have signed the form of certificate of authentication endorsed hereon.

     IN WITNESS WHEREOF, Pactiv Corporation has caused this Note to be signed in its name and its corporate seal (or a facsimile thereof) to be hereto affixed.

Dated:  ______________


                                                PACTIV CORPORATION

                                                By:
                                                   Name:
                                                   Title:

                                                By:
                                                   Name:
                                                   Title:

[Corporate Seal]

ATTEST:

By:
   -----------------------------------------
   Name:
   Title:


                            [FORM OF REVERSE OF NOTE]

                               PACTIV CORPORATION

                              6.400% NOTE DUE 2018


     This Note is one of a duly authorized issue of Notes of the Company known as its 6.400% Notes due 2018 (herein called the "Notes"), initially issued in the aggregate principal amount of $250,000,000, all issued under and equally entitled to the benefits of an Indenture (herein together with any amendments and supplements thereto, including without limitation the form and terms of Securities issued pursuant thereto, called the "Indenture"), dated as of September 29, 1999 executed by the Company to The Bank of New York Trust Company, N.A., a national banking association (as successor in interest to JPMorgan Chase Bank, N.A.), as trustee (herein, together with any successor thereto, called the "Trustee"), to which Indenture reference is hereby made for a statement of the rights thereunder of the Trustee and of the registered holders of the Notes and of the duties thereunder of the Trustee and the Company.

     Terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Further Issuances of Notes

     The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes), so that such further Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise, as the Notes.

Optional Redemption

     The Notes shall be redeemable in whole or in part, at the option of the Company, at any time, at a redemption price equal to the greater of (1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus accrued and unpaid interest to the date of redemption.

     For purposes of the optional redemption provisions of the Notes, the following definitions shall apply:

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means, with respect to any redemption date: (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated or their successors or, if either of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and two other treasury dealers selected by the Company; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

Change of Control Repurchase Event

     If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes (as described above), the Company shall be required to make an offer (the "Change of Control Offer") to each holder of the Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes on the terms set forth below. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

     On the Change of Control Payment Date, the Company shall, to the extent lawful:

     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer's certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

     The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

     The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

     For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:

     "Change of Control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in
Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company's Voting Stock or other Voting Stock into which the Company's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's assets and the assets of its subsidiaries, taken as a whole, to one or more "persons" (as that term is defined in the Indenture), other than the Company or one of its Subsidiaries; or (3) the first day on which a majority of the members of the Company's Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's Voting Stock immediately prior to that transaction or (B) immediately following that transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

     "Continuing Director" means, as of any date of determination, any member of the Company's Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company's proxy statement in which such member was named as a nominee for election as a director).

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

     "Moody's" means Moody's Investors Service, Inc.

     "Rating Agencies" means (1) each of Moody's and S&P, and (2) if any of Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company's Board of Directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

     "Rating Event" means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an investment grade rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company's intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company's or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

     "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

     "Voting Stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Other Provisions of the Notes and the Indenture

     The Indenture permits the Company to issue unsecured debentures, notes and/or other evidences of indebtedness in one or more series ("Securities") up to such principal amount or amounts as may be authorized in accordance with the terms of the Indenture.

     To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the Notes may be made with the consent of the Company and with the consent of the holders of not less than a majority in principal amount of the Securities of all series then outstanding under the Indenture (treated as a single class) which are affected by the modification or amendment thereto; provided however, that without the consent of the holder hereof no such modification or alteration shall be made which will affect the terms of payment of the principal of or interest on this Note.

     In case an Event of Default shall occur, the principal of all the Notes at any such time outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Notes outstanding in the case of payment defaults on the Notes and in certain other events by the holders of a majority in principal amount of the Securities of all series then outstanding under the Indenture (treated as a single class) which are affected thereby.

     The Indenture provides that no holder of any Note may enforce any remedy under the Indenture except in the case of refusal or neglect of the Trustee to act after notice of an Event of Default and after request by the holders of a majority in principal amount of the outstanding Notes in certain events (and in certain other events by the holders of a majority in principal amount of the Securities of all series then outstanding under the Indenture, treated as a single class, which are affected thereby) and the offer to the Trustee of security and indemnity satisfactory to it; provided, however, that such provision shall not prevent the holder hereof from enforcing payment of the principal of or interest on this Note.

     Unless this certificate is presented by an authorized representative of a Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of the nominee of such Depositary or such other name as requested by an authorized representative of such Depositary and any payment is made to the nominee of such Depositary, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, the nominee, has an interest herein.

     The Company, the Trustee, any paying agent and any Registrar of the Notes may deem and treat the person in whose name this Note is registered as the absolute owner hereof for all purposes whatsoever, and neither the Company nor the Trustee nor any paying agent nor any Registrar of the Notes shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of or the interest on, this Note, or for any claim based hereon or on the Indenture, against any incorporator, or against any stockholder, director or officer, as such, past, present or future, of the Company, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Note and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture; provided, however, that nothing herein or in the Indenture contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any stockholder or subscriber to capital stock of the Company upon or in respect of shares of capital stock not fully paid up.


                [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

     This Note is one of the 6.400% Notes due 2018 described in the within-mentioned Indenture.

Dated: _____________

                                        THE BANK OF NEW YORK TRUST
                                        COMPANY, N.A., as Trustee

                                        By:
                                                              Authorized Officer


                                   ARTICLE 4.

                                  MISCELLANEOUS

     Section 4.1. Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

     Section 4.2. Responsibility for Recitals, Etc. The recitals herein and in the Notes (except in the Trustee's certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

     Section 4.3. Additional Amounts. The Company will not pay any additional amounts on the Notes held by a person who is not a U.S. Person (as defined in the Original Indenture) in respect of any tax, assessment or governmental charge withheld or deducted.

     Section 4.4. Provisions Binding on Company's Successors. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by the Company shall bind its successors and assigns whether so expressed or not.

     Section 4.5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, EXCEPT AS MAY BE OTHERWISE REQUIRED BY THE MANDATORY PROVISIONS OF LAW.

     Section 4.6. Execution and Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                        PACTIV CORPORATION


                                        By
                                          Name:
                                          Title:


                                        THE BANK OF NEW YORK TRUST
                                        COMPANY, N.A., as Trustee


                                        By
                                          Name:
                                          Title: